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                                                                     EXHIBIT 5.1

                  [CAIRNCROSS & HEMPELMANN, P.S. LETTERHEAD]

                                August 26, 1998



Interactive Objects, Inc.
17720 NE 65th St., Suite 202
Redmond, Washington  98052

     Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel for Interactive Objects, Inc., a Washington corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2, together with any and all exhibits and schedules attached thereto (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering and sale of (i) up to 1,946,617 shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Common Stock"), by certain existing shareholders of the Company, (ii) up to 2,053,401 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of outstanding stock purchase warrants (the "Warrants"). We have examined the Registration Statement and such other documents as we deem necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that (a) the Shares are validly issued, fully paid and non-assessable and (b) upon proper exercise of the Warrants and receipt by the Company of the consideration from the exercise of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus of the Registration Statement under the caption "Legal Matters."

                              Very truly yours,


                              /s/ Cairncross & Hempelmann, P.S.